                                    SWISSRAY
                               INTERNATIONAL INC.
- --------------------------------------------------------------------------------

                                                   contact:  Ueli Ernst
                                                             Chairman
                                                             01141 1 747 00 44

FOR IMMEDIATE RELEASE:

SWISSRAY INTERNATIONAL INC:  SIGNS MULTIMILLION $ X-RAY CONTRACT

         New York, NY - July 1 - 1996-- Swissray International Inc. (NASDAQ:
Small Cap: SRMI) has signed contract in excess of $40 million with a fortune 500 Company for the production and delivery of conventional x-ray equipment over a four and half year period commencing in June 1996.

         Under the terms of the OEM agreement (Original equipment manufacturing), Swissray will design, manufacture and deliver its highest quality products which the multinational concern will market on a worldwide basis under its own name. The x ray equipment will meet both the European Common Market and the United States FDA standards. Sales support and maintenance will be provided by the multinational firm. Initial product shipments valued in excess of $8 million are expected to be delivered within 12 months.

         Ulrich Ernst, Chairman of Swissray International Inc. said "We are pleased that Swissray has been chosen as an important supplier by this multinational concern for x-ray equipment. This contract is a very significant accomplishment for Swissray and will have a positive effect on Swissray revenues and earnings over the next several years."

         Swissray International Inc., with principle offices in Hitzkirch, Switzerland, is an innovative developer of x-ray equipment and systems. Its proprietary product line consists of high resolution x-ray equipment, its unique Swissvision digital imaging system, and the AddOn Bucky(R).

- --------------------------------------------------------------------------------

747 Third Ave., 25th Fl.    tel 212 644-6497      Limmattalstr. 10,     tel 011 411 747 00 44
New York NY                 fax 212-644-6498      CH 8954 Geroldswil fax 011 411 748 43 20

                                        5